As filed with the Securities and Exchange Commission on October 1, 2010

Registration No. 333-167801

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8 TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITED CONTINENTAL HOLDINGS, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	36-2675207
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

77 W. Wacker Drive

Chicago, IL 60601

(Address including zip code of Principal Executive Offices)

Continental Airlines, Inc.

1997 Stock Incentive Plan

Continental Airlines, Inc.

1998 Stock Incentive Plan

Continental Airlines, Inc.

Incentive Plan 2000

Continental Airlines, Inc.

2005 Broad Based Employee Stock Option Plan

Continental Airlines, Inc.

2005 Pilot Supplemental Option Plan

Continental Airlines, Inc.

Incentive Plan 2010

(Full title of the plan)

Thomas J. Sabatino, Jr., Esq.

Executive Vice President, General Counsel

and Secretary

United Continental Holdings, Inc.

77 W. Wacker Drive

Chicago, IL 60601

(312) 997-8000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01	10,055,054	(2)	(2)	(2)

(1)	This number includes 10,055,054 shares of Common Stock issuable pursuant to incentive stock plans of Continental Airlines, Inc. assumed by the Company in connection with the Merger (as defined below), including 88,305 shares of Common Stock issuable pursuant to awards granted prior to the Merger under the Continental Airlines, Inc. 1997 Stock Incentive Plan; 399,134 shares of Common Stock issuable pursuant to awards granted prior to the Merger under the Continental Airlines, Inc. 1998 Stock Incentive Plan; 1,975,351 shares of Common Stock issuable pursuant to awards granted prior to the Merger under the Continental Airlines, Inc. Incentive Plan 2000; 2,817,103 shares of Common Stock issuable pursuant to awards granted prior to the Merger under the Continental Airlines, Inc. 2005 Broad Based Employee Stock Option Plan; 837,661 shares of Common Stock issuable pursuant to awards granted prior to the Merger under the Continental Airlines, Inc. 2005 Pilot Supplemental Option Plan and 700,863 shares of Common Stock issuable pursuant to awards granted prior to the Merger and 3,236,637 awards reserved for future grant under the Continental Airlines, Inc. Incentive Plan 2010. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of Common Stock which may become issuable under the above-named plans by reason of any share split, share dividend, recapitalization or other similar transactions effected without consideration which results in an increase in the number of the Company’s outstanding shares of Common Stock.
(2)	This Post-Effective Amendment covers securities that were originally registered on the Registration Statement on Form S-4 of UAL Corporation (File No. 333-167801) filed with the U.S. Securities and Exchange Commission on June 25, 2010. All filing fees payable in connection with the issuance of these securities were previously paid in connection with the filing of the Form S-4 registration statement.

EXPLANATORY NOTE

United Continental Holdings, Inc. (formerly UAL Corporation, and herein referenced as “UAL” or the “Company”) hereby amends its Registration Statement on Form S–4 (Registration No. 333-167801), as amended by Amendment No. 1 filed on August 2, 2010 and Amendment No. 2 filed on August 16, 2010, which was declared effective on August 18, 2010 (the “Form S–4”), by filing this Post-Effective Amendment on Form S-8 (the “Post-Effective Amendment”) relating to 10,055,054 shares of UAL Common Stock (as defined below) issuable upon the exercise of options and awards granted or reserved for grant to employees employed by Continental Airlines, Inc. (“Continental”) as of the date hereof pursuant to the terms of (a) the Continental Airlines, Inc. 1997 Stock Incentive Plan, (b) the Continental Airlines, Inc. 1998 Stock Incentive Plan, (c) the Continental Airlines, Inc. Incentive Plan 2000, (d) the Continental Airlines, Inc. 2005 Broad Based Employee Stock Option Plan, (e) the Continental Airlines, Inc. 2005 Pilot Supplemental Option Plan and (f) the Continental Airlines, Inc. Incentive Plan 2010 (collectively, the “Continental Benefit Plans”). All such shares were previously registered on the Form S–4 but will be subject to issuance pursuant to this Post-Effective Amendment.

On October 1, 2010, Continental became a wholly owned subsidiary of UAL as a result of a merger of UAL’s wholly owned subsidiary, JT Merger Sub Inc., with and into Continental (the “Merger”). Upon effectiveness of the Merger, the Company’s name was changed from UAL Corporation to “United Continental Holdings, Inc.” and each outstanding share of Continental Class B common stock, par value $0.01 per share (“Continental Common Stock”), was converted into the right to receive 1.05 shares of the common stock, par value $0.01, of UAL (“UAL Common Stock”).

At the effective time of the Merger, the Continental Benefit Plans were assumed by UAL. Awards will continue to be granted following the Merger under the Continental Airlines, Inc. Incentive Plan 2010; however, no additional awards will be granted under any of the other Continental Benefit Plans. As such, the shares registered on this Form S-8 represent (i) awards previously granted and outstanding to employees employed by Continental as of the date hereof under the Continental Benefits Plans and (ii) awards to be granted in the future under the Continental Airlines, Inc. Incentive Plan 2010. Any award outstanding under the Continental Benefit Plans at the effective time of the Merger that was not otherwise settled upon the Merger was assumed by UAL and converted into an award referenced by UAL Common Stock subject to the same terms and conditions applicable to the corresponding Continental award, except that the number of shares of UAL Common Stock subject to each such converted award is equal to the product, rounded down to the nearest whole number of shares of UAL Common Stock, of (x) the number of shares of Continental Common Stock subject to the corresponding Continental stock option or in respect of the corresponding Continental restricted shares and (y) 1.05. The exercise price for each converted option is equal to the applicable per share exercise price for the shares of Continental Common Stock underlying such option, divided by 1.05 (rounded up to the nearest whole cent).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION

The documents containing the information specified in Part I of Form S-8 will be delivered in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Securities and Exchange Commission (“Commission”) either as part of the Form S-4 or this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, and the documents incorporated by reference in Item 3 of Part II of this Post-Effective Amendment, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Upon written or oral request, copies of any of the documents incorporated by reference in Item 3 of Part II of this Post-Effective Amendment (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible plan participants pursuant to Rule 428(b) of the Securities Act, and additional information about the terms of the Continental Benefit Plans will be made available to participants without charge by contacting:

Thomas J. Sabatino, Jr., Esq.

Executive Vice President, General Counsel and Secretary

United Continental Holdings, Inc.

77 W. Wacker Drive

Chicago, Illinois 60601

(312) 997-8000

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents filed with the Commission by the Company pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), are incorporated herein by reference:

(1) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on February 26, 2010;

(2) the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, filed on April 27, 2010, and June 30, 2010, filed on July 20, 2010;

(3) the Company’s Current Reports on Form 8-K filed on January 12, 2010; January 15, 2010; February 8, 2010; February 19, 2010; February 25, 2010; February 26, 2010; March 8, 2010; March 11, 2010; April 7, 2010; April 19, 2010; April 23, 2010; May 4, 2010; May 11, 2010; June 7, 2010; June 11, 2010; June 15, 2010; July 8, 2010; August 2, 2010; August 3, 2010; August 9, 2010; August 30, 2010; September 8, 2010; September 17, 2010; and September 23, 2010; and

(4) the description of the UAL Common Stock set forth in the Company’s Registration Statement on Form 8-A filed on September 30, 2010, including any subsequently filed amendments and reports updating such description.

In addition, except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Post-Effective Amendment.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTEREST OF NAMED EXPERTS AND COUNSEL

Certain matters relating to the validity of the shares of UAL Common Stock being registered have been passed upon for the Company by Thomas J. Sabatino, Jr., Executive Vice President, General Counsel and Secretary of the Company. Mr. Sabatino is an officer of the Company and beneficially owns and has rights to acquire less than one percent of the UAL Common Stock. Mr. Sabatino will not be participating in any of the Continental Benefit Plans.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following summary is qualified in its entirety by reference to the complete copy of the General Corporation Law of the State of Delaware (the “DGCL”), and the amended and restated certificate of incorporation of UAL.

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Section 145 of the DGCL generally provides that all directors and officers (as well as other employees and agents of the corporation) may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions in which the action is by or in the right of the corporation, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a director or officer upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

As permitted by Section 102(b)(7) of the DGCL, the amended and restated certificate of incorporation of UAL provides that no director shall be personally liable to UAL or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director’s duty of loyalty to UAL and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL regarding the liability of directors for the unlawful payment of dividends or the unlawful stock purchase or redemption and (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of any director, officer, employee or agent against any liability asserted against such person acting in his or her capacity, whether or not the corporation would have the power to indemnify such person against such liability. The amended and restated certificate of incorporation of UAL provides that it may maintain insurance under such provision. UAL does provide liability insurance for directors and officers of UAL and its subsidiaries.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

See Exhibit Index.

ITEM 9.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 1st day of October, 2010.

UNITED CONTINENTAL HOLDINGS, INC.

By:	/s/ Thomas J. Sabatino, Jr.
Name:	Thomas J. Sabatino, Jr.
Title:	Executive Vice President, General Counsel and Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffery A. Smisek, Thomas J. Sabatino, Jr. and Zane C. Rowe, and each or any of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Glenn F. Tilton	Chairman	October 1, 2010
Glenn F. Tilton

/s/ Jeffery A. Smisek	President, Chief Executive Officer (principal executive officer) and Director	October 1, 2010
Jeffery A. Smisek

/s/ Zane C. Rowe	Executive Vice President and Chief Financial Officer (principal financial officer)	October 1, 2010
Zane C. Rowe

/s/ Chris T. Kenny	Vice President and Controller (principal accounting officer)	October 1, 2010
Chris T. Kenny

/s/ Kirbyjon H. Caldwell	Director	October 1, 2010
Kirbyjon H. Caldwell

/s/ Carolyn Corvi	Director	October 1, 2010
Carolyn Corvi

/s/ Stephen R. Canale	Director	October 1, 2010
Stephen R. Canale

/s/ W. James Farrell	Director	October 1, 2010
W. James Farrell

/s/ Jane C. Garvey	Director	October 1, 2010
Jane C. Garvey

/s/ Walter Isaacson	Director	October 1, 2010
Walter Isaacson

/s/ James J. O’Connor	Director	October 1, 2010
James J. O’Connor

Signature	Title	Date

/s/ Henry L. Meyer III	Director	October 1, 2010
Henry L. Meyer III

/s/ Wendy J. Morse	Director	October 1, 2010
Wendy J. Morse

/s/ Oscar Munoz	Director	October 1, 2010
Oscar Munoz

/s/ Laurence E. Simmons	Director	October 1, 2010
Laurence E. Simmons

/s/ David J. Vitale	Director	October 1, 2010
David J. Vitale

/s/ John H. Walker	Director	October 1, 2010
John H. Walker

/s/ Charles A. Yamarone	Director	October 1, 2010
Charles A. Yamarone

EXHIBIT INDEX

Exhibit No.	Document
4.1	Amended and Restated Certificate of Incorporation of United Continental Holdings, Inc.

4.2	Amended and Restated Bylaws of United Continental Holdings, Inc.

4.3	Continental Airlines, Inc. Incentive Plan 2010 (as amended and restated through February 17, 2010)

4.4	First Amendment to Continental Airlines, Inc. Incentive Plan 2010 (as amended and restated through February 17, 2010)

4.5	Form of Non-Employee Director Option Grant Document (pursuant to the Continental Airlines, Inc. Incentive Plan 2010)

4.6	Form of Non-Employee Director Restricted Stock Award Notice (pursuant to the Continental Airlines, Inc. Incentive Plan 2010)

4.7	Form of Employee Option Grant Document (pursuant to the Continental Airlines, Inc. Incentive Plan 2010)

4.8	Continental Airlines, Inc. 2005 Broad Based Employee Stock Option Plan (adopted February 28, 2005)

4.9	Form of Option Grant Document Form 1 (pursuant to the terms of the Continental Airlines, Inc. 2005 Broad Based Employee Stock Option Plan)

4.10	Form of Option Grant Document Form 2 (pursuant to the terms of the Continental Airlines, Inc. 2005 Broad Based Employee Stock Option Plan)

4.11	Continental Airlines, Inc. 2005 Pilot Supplemental Option Plan (adopted February 28, 2005)

4.12	Form of Option Grant Document Form 1 (pursuant to the terms of the Continental Airlines, Inc. 2005 Plot Supplemental Option Plan)

4.13	Form of Option Grant Document Form 2 (pursuant to the terms of the Continental Airlines, Inc. 2005 Plot Supplemental Option Plan)

4.14	Continental Airlines, Inc. Incentive Plan 2000 (as amended and restated effective as of March 27, 2000)

4.15	Amendment No. 1 to Continental Airlines, Inc. Incentive Plan 2000 as amended and restated on March 27, 2000 (amendment dated May 15, 2001)

4.16	Continental Airlines, Inc. Incentive Plan 2000 as amended and restated through February 20, 2002

4.17	Amendment to Continental Airlines, Inc. Incentive Plan 2000 as amended and restated on February 20, 2002 (amendment dated March 12, 2004)

4.18	Second Amendment to Continental Airlines, Inc. Incentive Plan 2000 as amended and restated through February 20, 2002 (amendment dated June 6, 2006)

4.19	Third Amendment to Continental Airlines, Inc. Incentive Plan 2000 as amended through June 6, 2006 (amendment dated September 14, 2006)

4.20	Form of Outside Director Stock Option Agreement pursuant to the terms of the Continental Airlines, Inc. Incentive Plan 2000

4.21	Form of Outside Director Stock Option Agreement pursuant to the terms of the Continental Airlines, Inc. Incentive Plan 2000 (updated form to facilitate electronic delivery)

4.22	Form of Option Grant Document (pursuant to the terms of the Continental Airlines, Inc. Incentive Plan 2000)

4.23	Continental Airlines, Inc. 1998 Stock Incentive Plan

4.24	Amendment No. 1 dated May 15, 2001 to Continental Airlines, Inc. 1998 Stock Incentive Plan, Continental Airlines, Inc. 1997 Stock Incentive Plan and Continental Airlines, Inc. 1994 Incentive Equity Plan, each as amended and restated as of November 20, 1998

4.25	Amendment dated March 12, 2004 to Continental Airlines, Inc. 1998 Stock Incentive Plan, Continental Airlines, Inc. 1997 Stock Incentive Plan, and Continental Airlines, Inc. 1994 Incentive Equity Plan

4.26	Form of Outside Director Stock Option Agreement (pursuant to the terms of the Continental Airlines, Inc. 1998 Stock Incentive Plan)

4.27	Form of Employee Stock Option Agreement (pursuant to the terms of the Continental Airlines, Inc. 1998 Stock Incentive Plan)

4.28	Continental Airlines, Inc. 1997 Stock Incentive Plan

4.29	First Amendment to Continental Airlines, Inc. 1997 Stock Incentive Plan

4.30	Amendment and Restatement of the Continental Airlines, Inc. 1994 Incentive Equity Plan and Continental Airlines, Inc. 1997 Stock Incentive Plan

4.31	Form of Outside Director Stock Option Agreement (pursuant to the terms of the Continental Airlines, Inc. 1997 Stock Incentive Plan)

4.32	Form of Employee Stock Option Agreement (pursuant to the terms of the Continental Airlines, Inc. 1997 Stock Incentive Plan) (1998)

4.33	Form of Employee Stock Option Agreement (pursuant to the terms of the Continental Airlines, Inc. 1997 Stock Incentive Plan) (2001)

4.34	Form of Employee Stock Option Agreement (pursuant to the terms of the Continental Airlines, Inc. 1997 Stock Incentive Plan) (updated form to facilitate electronic delivery)

5.1	Opinion of Thomas J. Sabatino, Jr. as to the validity of the shares of United Continental Holdings, Inc. common stock

23.1	Consent of Thomas J. Sabatino, Jr. (included in Exhibit 5.1 hereto)

23.2	Consent of Deloitte & Touche LLP

23.4	Power of Attorney (contained on the signature page to this registration statement)